1. Name and Address of Reporting Person
   Sharpe, Raymond P.
   Five Sparrow Lane
   East Greenwich, RI 02818
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   6/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                                                                              6308             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Non Qualified  $0.5                                                 05/31/2004 Common                      1062     D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 05/31/2005 Common                      1032     D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 06/02/2006 Common                      566      D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 06/01/2007 Common                      464      D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 05/31/2008 Common                      293      D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 05/31/2009 Common                      410      D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 05/31/2010 Common                      475      D
Stock Options                                                                  Stock
Non Qualified  $0.5                                                 05/31/2011 Common                      344      D
Stock Options                                                                  Stock
Non Qualified  $0.5     06/03/2002 A         486         06/03/2003 06/02/2012 Common  486      $0.0000    486      D
Stock Options                                <F1>                              Stock

Explanation of Responses:

<F1>
These options were granted in lieu of the director's annual retainer fee and the number granted was calculated in accordance with the formula in the Plan using the fair market value of the Company's common stock on the date of grant.

SIGNATURE OF REPORTING PERSON
/s/ Raymond P. Sharpe

DATE
07/03/2002